SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM N-8A

                         NOTIFICATION OF REGISTRATION
                       FILED PURSUANT TO SECTION 8(a) OF
                      THE INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, and in connection with such Notification of Registration submits the following information:

     Name:  MUNI INTERMEDIATE DURATION FUND, INC.

     Address of Principal Business Office (No. & Street, City, State, and Zip Code):

                    800 Scudders Mill Road
                    Plainsboro, New Jersey 08536

Telephone Number (including area code):  (609) 282-2800

Name and Address of Agent for Service of Process:

               Terry K. Glenn
               800 Scudders Mill Road
               Plainsboro, New Jersey  08536

               Mailing Address:
               P.O. Box 9011
               Princeton, New Jersey 08543-9011

Check Appropriate Box:

               Registrant is filing a Registration Statement pursuant to
               Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

               YES |X|                                                 NO |_|

                                  SIGNATURES


     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the Township of Plainsboro, State of New Jersey on the 16th day of May, 2003.




                           MUNI INTERMEDIATE DURATION FUND, INC.


                           By:  /s/ Brian D. Stewart
                               -----------------------------------------------
                               Name:  Brian D. Stewart
                               Title: President





Attest:  /s/ David Clayton
       ---------------------------
       Name:  David Clayton
       Title: Secretary



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